Exhibit 12

January 15, 2020

Board of Directors

Jet Token Inc.

To the Board of Directors:

We are acting as counsel to Jet Token Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 33,333,333 shares of the Company’s Non-Voting Common Stock, par value $0.0000001 per share (the “Non-Voting Common Shares”), as well as the Company’s Common Stock, par value $0.0000001 per share (the “Common Shares”), into which the Non-Voting Common Shares may convert.

In connection with the opinion contained herein, we have examined the offering statement, the first amended and restated certificate of incorporation and the amendments thereto, the bylaws, the minutes of meetings of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Non-Voting Common Shares, and the Common Shares into which the Non-Voting Common Shares may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP

By Heidi Mortensen, Counsel

CrowdCheck Law LLP

CrowdCheck Law LLP P.O. Box 70743, Washington D.C. 20024